Filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-237542

Prospectus Supplement No. 2

(To Prospectus dated April 10, 2020)

American Depositary Shares Representing Ordinary Shares

This prospectus supplement No. 2 supplements the prospectus dated April 10, 2020 and the prospectus supplement dated March 18, 2022, of the sales agreement prospectus, related to the offer and sale of our American Depositary Shares, or ADSs, each representing 12 ordinary shares, each with a nominal or par value of $0.0003 per share, pursuant to an at-the-market offering agreement, or the Sales Agreement, dated August 6, 2020, with H.C. Wainwright & Co., LLC, as sales agent, in transactions that are deemed to be “at-the-market” equity offerings as defined in Rule 415 under the Securities Act of 1933, as amended. As of the date of this prospectus supplement, we have terminated the offer and sale of our ADSs in at-the-market offerings under the sales agreement prospectus supplement.

As of the date of this prospectus supplement, we have sold 198,844 ADSs for aggregate gross sale proceeds of $148,399 in accordance with the Sales Agreement under the sales agreement prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 7, 2022